Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Elbit Medical Imaging Ltd.:
We consent to the incorporation by reference in the registration statements on Form S-8 of Elbit Medical Imaging Ltd. (Registration No. 333-130852, No. 333-117509 and No. 333-136684) of our report dated March 23, 2007 with respect to the consolidated balance sheet of Plaza Centers N.V. (formerly Plaza Centers (Europe) B.V.) as of December 31, 2006, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended prepared in accordance with International Financial Reporting Standards as adopted in the European Union (“IFRS-EU financial statements”), and our report dated April 5, 2006, except as to note 1.c., which is as of March 23, 2007, with respect to the consolidated balance sheet of Plaza Centers (Europe) B.V. as of December 31, 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2005 prepared in accordance with accounting principles generally accepted in Israel (“Israeli GAAP financial statements”), which reports appear in the December 31, 2006 Annual Report on Form 20-F of Elbit Medical Imaging Ltd. Our report on the IFRS- EU financial statements refers to a change in the basis of accounting from accounting principles generally accepted in Israel to International Financial Reporting Standards adopted by the European Union. Our report on the Israeli GAAP financial statements refers to a change in the classification of real estate properties under development to be sold and related bank loans from long-term to current.

KPMG Hungária Kft.

Budapest, Hungary
June 29, 2007